RECEIVABLES SALE AGREEMENT

[●] [●], 201[●],

among

GENERAL ELECTRIC CAPITAL CORPORATION,
as Seller,

[●],

as Seller,

[●],

as Seller

[●],

as Seller

[GE CAPITAL TITLE HOLDING CORP.],

as Seller

and

CEF EQUIPMENT HOLDING, L.L.C.,
as Purchaser

Receivables Sale Agreement

Schedule 4.1(b)	UCC Information
Schedule I	Schedule of GECC [Loans] [Receivables]

Receivables Sale Agreement

Schedule II	Schedule of [●] [Loans] [Receivables]
Schedule III	Schedule of [●] [Loans] [Receivables]
Schedule IV	Schedule of [●] [Loans] [Receivables]
Exhibit 4.2(f)	Separate Identity Provisions
Annex A	Definitions and Interpretation

ii	Receivables Sale Agreement

This RECEIVABLES SALE AGREEMENT (“Agreement” or “Sale Agreement”) is entered into as of [●] [●], 201[●] by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GE Capital”), [●], a [●] (“[●]”), [●], a [●] (“[●]”), [●], a [●] (“[●]” and together with [●], [●] and GE Capital, the “[Receivable] Sellers”[,)][, GE CAPITAL TITLE HOLDING CORP., a Delaware corporation, as settlor and initial beneficiary of GE TF Trust (the “SUBI Seller” and, together with the Receivable Sellers, the “Sellers,” and individually, each a “Seller”)] and CEF EQUIPMENT HOLDING, L.L.C., a Delaware limited liability company (the “Purchaser”).

In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1           Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 of Annex A to this Agreement.

Section 1.2           Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Section 2 of Annex A shall govern. All Annexes, Exhibits and Schedules hereto, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II

SALES OF CEF ASSETS

Section 2.1           Sale of CEF Assets. (a) Subject to the terms and conditions hereof each [Receivable] Seller does hereby sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse (subject to the obligations herein) all of such [Receivable] Seller’s right, title and interest in (without duplication):

(i)	the [Loans] [[Non-SUBI] Receivables] and all obligations of the Obligors thereunder, excluding amounts received thereunder prior to or on the Cut-off Date;

(ii)	[the Equipment (including any Residuals) with respect to the [Leases] [Non-SUBI Receivables];]

(iii)	the Related Security and any Collections and additional monies received under such [Loans] [[Non-SUBI] Receivables, Equipment and Related Security], unless related to amounts due in respect of the [Loans] [Non-SUBI] Receivables] prior to the Cut-off Date;

Receivables Sale Agreement

(iv)	all other property now or hereafter in the possession or custody of, or in transit to, the Issuer, the Servicer, any Sub-Servicer or each [Receivable] Seller relating to any of the foregoing;

(v)	all [Loan] [Receivable] Files and Records with respect to any of the foregoing; and

(vi)	all proceeds of the foregoing (all such assets, collectively, the “CEF [Non-SUBI] Assets”).

(b)          [Subject to the terms and conditions hereof, the SUBI Seller hereby sells, transfers, assigns, sets over and otherwise conveys to the Purchaser without recourse (subject to the obligations herein) all SUBI Seller’s right, title and interest in and to the Series 201[●]-[●] SUBI Certificate and the Series 201[●]-[●] SUBI including, but not limited to, the assets identified in Annex A of the Series 201[●]-[●] SUBI Supplement and all Collections thereunder from but excluding the Cut-off Date (collectively, the “CEF SUBI Assets,” and together with the CEF Non-SUBI Assets, the “CEF Assets”).]

(c)          On or before the Closing Date, [(i)] each Seller shall [(i)] indicate in its records that the relevant CEF Assets have been sold to the Purchaser pursuant to this Agreement by so identifying such CEF Assets with an appropriate notation and (ii) [in the case of [CEF Non-SUBI Assets, each Receivable Seller shall] deliver to the Purchaser or its designee the following documents (collectively, [for all the Receivables,] the “[Loan] [Receivable] Files”):

(i)	the original fully executed copy of the [Loan] [[Receivable] and related Contract;

(ii)	a record or facsimile of the original credit application, if obtained, fully executed by the Obligor;

(iii)	the original certificate of title or file stamped copy of the UCC financing statement or such other documents evidencing the security interest of the Purchaser in the [related] Equipment; and

(iv)	any and all other material documents relating to a [Loan] [Receivable], an Obligor or any of the [related] Equipment.

Section 2.2           Grant of Security Interest. The parties hereto intend that the sale pursuant to Section 2.1 hereof shall constitute a purchase and sale and not a loan. Notwithstanding anything to the contrary set forth in this Section 2.2, if a court of competent jurisdiction determines that any sale provided for herein constitutes a loan and not a purchase and sale, then the parties hereto intend that this Agreement shall constitute a security agreement under applicable law and that the applicable Seller shall be deemed to have granted, and each Seller hereby grants, to the Purchaser a first priority lien and security interest in and to all of such Seller’s right, title and interest in, to and under the CEF Assets sold and transferred by such Seller on the Closing Date. The possession by the Purchaser of notes and such other goods, money, documents, chattel paper or certificated securities[, including the Series 201[●]-[●] SUBI

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Certificate,] shall be deemed to be “possession by or delivery to the secured party” for purposes of perfecting the security interest pursuant to the UCC in force in the relevant jurisdiction (including, without limitation, Section 9-313(c)(1) thereof). Notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law (except that nothing in this sentence shall cause any Person to be deemed to be an agent of the Purchaser for any purpose other than for perfection of such security interest unless, and then only to the extent, expressly appointed and authorized by the Purchaser in writing).

Section 2.3           Sale Price. (a) As consideration for the sale of the CEF Assets pursuant to Section 2.1 hereof, the Purchaser shall pay to the applicable Seller on the Closing Date, the CEF [Cash] Purchase Price for the CEF Assets sold and transferred by such Seller to the Purchaser on the Closing Date. The CEF [Cash] Purchase Price for the sale of CEF Assets shall be an amount equal to the fair market value thereof as agreed upon by the Purchaser and the applicable Seller prior to such sale.

(b)          The CEF [Cash] Purchase Price for the CEF Assets sold by each Seller under this Agreement shall be payable [in full] [(i)] in cash by the Purchaser on the Closing Date [and (ii) by the receipt of [●] of the Class [●] Notes and the Class [●] Notes issued by the Issuer on the Closing Date]. On the Closing Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, make available to each of the Sellers the CEF [Cash] Purchase Price in same day funds.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1           Conditions to Sale. Each sale hereunder shall be subject to satisfaction of each of the following conditions precedent (any one or more of which, except clause (e) below, may be waived in writing by the Purchaser) as of the Closing Date:

(a)          This Agreement or counterparts hereof shall have been duly executed by, and delivered to, the applicable Seller and the Purchaser, and the Purchaser shall have received such documents, instruments, agreements and legal opinions as the Purchaser shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Purchaser.

(b)          The Purchaser shall have received satisfactory evidence that the applicable Seller has obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(c)          The applicable Seller shall be in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section [4.2] [4.3](c), except to the extent that the failure to so

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comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)          The representations and warranties of the applicable Seller contained herein or in any other Related Document to which it is a party shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified by a materiality standard, such representation or warranty shall be true and correct) as of the Closing Date, both before and after giving effect to such sale, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement.

(e)          At the time of such sale, the Purchaser shall have sufficient funds on hand to pay the CEF [Cash] Purchase Price.

(f)          The applicable Seller shall be in compliance, in all material respects, with each of its covenants and other agreements set forth herein.

(g)          The applicable Seller shall have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Purchaser as the Purchaser may reasonably request.

The consummation by a Seller of the sale of CEF Assets on the Closing Date shall be deemed to constitute, as of the Closing Date, a representation and warranty by such Seller that the conditions in clauses (d), (f) and (g) of this Section 3.1 have been satisfied.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1           Representations and Warranties of the Sellers. To induce the Purchaser to purchase the CEF Assets, each Seller, severally and not jointly, makes the following representations and warranties to the Purchaser, as of the Closing Date, each and all of which shall survive the execution and delivery of this Agreement.

(a)          Corporate Existence; Power and Authority. Such Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii)  has all requisite power and authority and licenses to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

(b)          UCC Information. The true legal name of such Seller as registered in the jurisdiction of its organization, and the current location of such Seller’s jurisdiction of organization are set forth in Schedule 4.1(b) and such location has not changed within the past twelve (12) months with respect to such Seller. During the prior five (5) years [or, if a Seller was organized less than five (5) years prior to the Closing Date, since such Seller’s organization], except as set forth in Schedule 4.1(b), such Seller has not been known as or used any corporate, fictitious or trade name. In addition, Schedule 4.1(b)

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lists such Seller’s (i) federal employer identification number and (ii) organizational identification number as designated by the jurisdiction of its organization.

(c)          Authorization, Compliance with Law. The execution, delivery and performance by such Seller of this Agreement and the other Related Documents to which such Seller is a party and the creation and perfection of all Liens and ownership interests provided for herein: (i) have been duly authorized by all necessary corporate action, and (ii) do not violate any provision of any law or regulation of any Governmental Authority, or contractual or corporate restrictions, binding on such Seller, except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)          Enforceability. On or prior to the Closing Date, each of the Related Documents to which such Seller is a party shall have been duly executed and delivered by such Seller and each such Related Document shall then constitute a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, receivership, conservatorship, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e)          Solvency. Such Seller is Solvent.

(f)          Use of Proceeds. No proceeds received by such Seller under this Agreement will be used by it for any purpose that violates Regulation U of the Federal Reserve Board.

(g)          Investment Company Act. Such Seller is not an “investment company” or “controlled by” an “investment company,” as such terms are defined in the Investment Company Act.

(h)          [Loans] [Receivables] and Other CEF Assets. With respect to each [Loan] [Receivable] and the other CEF Assets sold by such Seller on the Closing Date [or included in the Series 201[●]-[●] SUBI], such Seller represents and warrants that (i) such [Loan] [Receivable] satisfies the criteria for an Eligible [Loan] [Receivable] as of the Cut-off Date; (ii) immediately prior to sale to the Purchaser, such CEF Assets were owned by such Seller [or, in the case of CEF SUBI Assets, the Titling Trust and beneficially owned by the SUBI Seller, in each case,] free and clear of any Adverse Claim, and such Seller has had at all relevant times the full right, power and authority to sell, contribute, assign, transfer and pledge its interest therein as contemplated under this Agreement and, upon such sale, the Purchaser will acquire valid and properly perfected title to, and the sole record, in [all CEF Assets other than the Series 201[●]-[●] SUBI] and beneficial ownership interest in [such] [all] CEF Assets, free and clear of any Adverse Claim or restrictions on transferability, and the Liens granted to the Purchaser by such Seller pursuant to Section 2.2 will at all times be fully perfected first priority Liens in and to such [Loans] [Receivables] [or, in the case of SUBI Receivables, the beneficial interest therein] and, in addition, following such sale, such [Loan] [Receivable] will not be subject to any Adverse Claim as a result of any action or inaction on the part of such

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Seller (or any predecessor in interest); and (iii) if such [Loan] [Receivable] is cross-collateralized with a [loan] [receivable] that is not a CEF Asset conveyed hereunder [or a SUBI Receivable], as of the Closing Date, either (x) the repossession or exercise of other rights with respect to the related Equipment by the holder of such [loan] [receivable] [or a SUBI Receivable] that is not a CEF Asset would not materially impair the security intended to be afforded for such [Loan] [Receivable] and result in a material adverse effect on the holders of the Notes or (y) the holder of such [loan] [receivable] and the Purchaser or its assigns as holder of the [Loan] [Receivable] have entered into an intercreditor arrangement under which each holder has agreed to subordinate its respective lien and rights of enforcement against the Equipment financed by the other holder or its predecessor in interest.

The representations and warranties described in this Section 4.1 shall survive the sale of the CEF Assets to the Purchaser, any subsequent assignment or sale of the CEF Assets by the Purchaser, and the termination of this Agreement and the other Related Documents and shall continue until the payment in full of all CEF Assets.

Section 4.2           [Representations of Warranties of the SUBI Seller regarding the Titling Trust. To induce the Purchaser to purchase the CEF SUBI Assets, the SUBI Seller makes the following representations and warranties as to the Titling Trust to the Purchaser, as of the Closing Date, each and all of which shall survive the execution and delivery of this Agreement:

(a)          [Series 201[●]-[●] SUBI Certificate. The Series 201[●]-[●] SUBI Certificate has been duly executed and delivered by the UTI Trustee in accordance with the Titling Trust Agreement and is entitled to the benefits afforded by the Titling Trust Agreement.]

(b)          Ownership of the SUBI Equipment. Good and valid ownership of each SUBI Receivable and the related Equipment will be validly and effectively vested in the Titling Trust free and clear of all Adverse Claims.

(c)          Corporate Existence; Power and Authority. The Titling Trust (i) is a statutory trust duly formed, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii) has all requisite power and authority and licenses to conduct its business, to own its properties and to execute, deliver and perform its obligations under any Related Document to which it is a party.

(d)          Authorization, Compliance with Law. The execution, delivery and performance by the Titling Trust of any Related Document to which it is a party and the creation of ownership interests provided for herein: (i) have been duly authorized by all necessary statutory trust action, and (ii) do not violate any provision of any law or regulation of any Governmental Authority, or contractual or corporate restrictions, binding on the Titling Trust, except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e)          Enforceability. On or prior to the Closing Date, each of the Related Documents to which the Titling Trust is a party shall have been duly executed and

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delivered by the Titling Trust and each such Related Document shall then constitute a legal, valid and binding obligation of the Titling Trust, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, receivership, conservatorship, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(f)          Solvency. The Titling Trust is Solvent.

(g)          Use of Proceeds. No proceeds received by Titling Trust under this Agreement will be used by it for any purpose that violates Regulation U of the Federal Reserve Board.

(h)          Investment Company Act. The Titling Trust is not an “investment company” or “controlled by” an “investment company,” as such terms are defined in the Investment Company Act.

The representations and warranties described in this Section 4.2 shall survive the sale of the CEF SUBI Assets to the Purchaser, any subsequent assignment or sale of the CEF SUBI Assets by the Purchaser, and the termination of this Agreement and the other Related Documents and shall continue until the payment in full of the Series [●] SUBI Certificate.]

Section 4.3           Affirmative Covenants of the Sellers. Each Seller covenants and agrees that, unless otherwise consented to by the Purchaser, from and after the Closing Date and until the earlier of the Redemption Date or the Class C Maturity Date:

(a)          Records. Such Seller shall at its own cost and expense, for not less than three (3) years from the date on which each [Loan] [Receivable] was originated, or for such longer period as may be required by law, maintain [or, in the case of the SUBI Seller, cause the Titling Trust to maintain] adequate Records with respect to such [Loan] [Receivable], including records of all payments received, credits granted and merchandise returned with respect thereto.

(b)          Access. At any reasonable time, and from time to time at the Purchaser’s reasonable request, and upon at least seven (7) days prior notice to such Seller, such Seller shall permit [or, in the case of the SUBI Seller, cause the Titling Trust to permit] the Purchaser (or such Person as the Purchaser may designate), at the expense of the Purchaser (or such Person as the Purchaser may designate), to conduct audits or visit and inspect any of the properties of such Seller [or the Titling Trust, as applicable,] to examine the records, internal controls and procedures maintained by such Seller [or the Titling Trust] with respect to the CEF Assets and take copies and extracts therefrom, and to discuss such Seller’s [or the Titling Trust’s] affairs with its officers, employees and, upon notice to such Seller [or the Titling Trust, as applicable,], independent accountants. Such Seller shall authorize [or, in the case of the SUBI Seller, shall cause the Titling Trust to authorize] such officers, employees and independent accountants to discuss with the Purchaser (or such Person as the Purchaser may designate) the affairs of such Seller as such affairs relate to the CEF Assets [or, in the case of the SUBI Seller, the CEF SUBI

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Assets]. Any audit provided for herein shall be conducted in accordance with such Seller’s [or the Titling Trust’s] rules respecting safety and security on its premises and without materially disrupting operations. If an Event of Default shall have occurred and be continuing, such Seller shall provide [or, in the case of the SUBI Seller, cause the Titling Trust to provide] such access at all times and without advance notice and shall provide the Purchaser (or such Person as the Purchaser may designate) with access to its suppliers and customers.

(c)          Compliance with Agreements and Applicable Laws. Such Seller shall comply [or in the case of the SUBI Seller, shall cause the Titling Trust to comply] with all federal, state and local laws and regulations applicable to it and the related CEF Assets [and, in the case of the SUBI Seller, the SUBI Receivables and the related Equipment] including those relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing and taxation, except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)          Maintenance of Existence and Conduct of Business. Such Seller shall preserve and maintain [or, in the case of the SUBI Seller, shall cause the Titling Trust to preserve and maintain] its corporate or trust existence, rights, franchise and privileges in the jurisdiction of its incorporation; provided, that (i) such Seller [and the Titling Trust] may change its jurisdiction of organization upon thirty (30) days’ notice to the Purchaser, and upon taking all actions necessary to maintain the perfected ownership interest of the Purchaser in the Purchased Assets and (ii) such Seller may merge or consolidate with, or convey substantially all of its assets to any Person, so long as such Person assumes such Seller’s obligations under this Agreement, either contractually or by operation of law.

(e)          Notice of Material Event. Such Seller shall promptly inform the Purchaser in writing of the occurrence of any of the following, in each case setting forth the details thereof and what action, if any, such Seller proposes to take with respect thereto:

(i)	any Litigation commenced, or to the knowledge of such Seller, threatened against it [and, in the case of the SUBI Seller, the Titling Trust] or with respect to or in connection with all or any substantial portion of the CEF Assets [and, in the case of the SUBI Seller, the SUBI] or developments in such Litigation in each case that such Seller believes has a reasonable risk of being determined adversely to it and that could, if determined adversely, have a Material Adverse Effect on such Seller [and, in the case of the SUBI Seller, the Titling Trust] or the Purchaser; or

(ii)	the commencement of a case or proceeding by or against such Seller seeking a decree or order in respect to it [and, in the case of the SUBI Seller, the Titling Trust] (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Seller [and, in the case of the SUBI Seller, the Titling Trust] or for any substantial part of such Seller’s

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assets [or, in the case of the SUBI Seller, the Series [●] SUBI], or (C) ordering the winding-up or liquidation of the affairs of such Seller [and, in the case of the SUBI Seller, the Titling Trust].

(f)          Separate Identity. Such Seller shall, to the extent applicable to it, act [and, in the case of the SUBI Seller, cause the Titling Trust to act] in a manner that is consistent with the statements set forth in Exhibit [4.2] [4.3](f).

(g)          Deposit of Collections. Such Seller shall transfer and cause its Subsidiaries [(including, in the case of the SUBI Seller, the Titling Trust)] to transfer to the Purchaser or the Servicer on its behalf, promptly, and in any event no later than the second (2nd) Business Day after receipt thereof, all Collections it may receive in respect of CEF Assets.

Section 4.4           Negative Covenants of the Sellers. Each Seller covenants and agrees that, without the prior written consent of the Purchaser, from and after the Closing Date and until the earlier of the Redemption Date or the Class C Maturity Date:

(a)          Adverse Claims. Such Seller shall not create, incur, assume or permit to exist any Adverse Claim on or with respect to any CEF Assets.

(b)          UCC Matters. Such Seller shall not change its state of organization or incorporation or its name, identity or corporate structure such that any financing statement filed to perfect the Purchaser’s interests under this Agreement would become seriously misleading, unless such Seller shall have given the Purchaser not less than thirty (30) days’ prior written notice of such change.

(c)          No Proceedings. From the Closing Date and until the date one (1) year plus one (1) day following the date on which all amounts due with respect to the Notes have been paid in full in cash, such Seller shall not, directly or indirectly, institute or cause to be instituted against the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit such Seller’s right to pursue any other creditor rights or remedies that such Seller may have under applicable law.

ARTICLE V

INDEMNIFICATION

Section 5.1           Indemnification. Without limiting any other rights that the Purchaser or any of its Stockholders, officers, directors, employees, attorneys, agents or representatives or assigns (each, a “Purchaser Indemnified Person”) may have hereunder or under applicable law, each Seller hereby, severally and not jointly, agrees to indemnify and hold harmless each Purchaser Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Purchaser Indemnified Person to the extent arising from or related to the failure of a [Loan] [Receivable] sold and transferred by each Seller to be originated in compliance with all requirements of law; provided, that no Seller shall be

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liable for any indemnification to a Purchaser Indemnified Person to the extent that any such Indemnified Amounts result from (a) such Purchaser Indemnified Person’s bad faith, gross negligence or willful misconduct, (b) recourse for uncollectible [Loans] [Receivables], or (c) any income tax or franchise tax incurred by any Purchaser Indemnified Person, except to the extent that the incurrence of any such tax results from a breach of or default by such Seller under this Agreement.

NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

ARTICLE VI

MISCELLANEOUS

Section 6.1           Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 6.1), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the Purchaser) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall be effective only if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall be effective only on the immediately succeeding Business Day.

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If to GE Capital:

General Electric Capital Corporation
201 Merritt 7
Norwalk, Connecticut 06851
Attention: General Counsel
Telephone: [(203) 229-5000]
Facsimile: [(203) 956-4296]

If to [ORIGINATOR]:

[NAME OF ORIGINATOR]

[ADDRESS OF ORIGINATOR]
Attention: [●]
Telephone: [●]
Facsimile: [●]

If to [ORIGINATOR]:

[NAME OF ORIGINATOR]

[ADDRESS OF ORIGINATOR]
Attention: [●]
Telephone: [●]
Facsimile: [●]

If to [ORIGINATOR]:

[NAME OF ORIGINATOR]

[ADDRESS OF ORIGINATOR]
Attention: [●]
Telephone: [●]
Facsimile: [●]

[If to the SUBI Seller:

GE Capital Title Holding Corp.

300 E. John W. Carpenter Freeway

Suite 510

Irving, Texas 75062
Attention: [●]
Telephone: [●]
Facsimile: [●]]

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If to Purchaser:

CEF Equipment Holding, L.L.C.
10 Riverview Drive
Danbury, CT 06810
Attention: Capital Markets Operations
Telephone: [(203) 749-2101]
Facsimile: [(203) 749-4054]

Section 6.2           No Waiver; Remedies. (a) Any party’s failure, at any time or times, to require strict performance by any other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants and representations of any party contained in this Agreement, and no breach or default by any party hereunder, shall be deemed to have been suspended or waived by any other party hereto unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of such party and directed to the defaulting party specifying such suspension or waiver.

(b)          Upon discovery by any Seller or the Purchaser of any breach of any representation, warranty, undertaking or covenant made by such party and described in Sections 4.1, 4.2[,] [or] 4.3 [or 4.4], which breach is reasonably likely to have a Material Adverse Effect on the applicable CEF Assets, the party discovering the same shall give prompt written notice thereof to the other parties hereto. As liquidated damages, the Purchaser shall, on the Transfer Date relating to the Collection Period during which the breach is discovered, request the applicable Seller to, and such Seller shall pay to, or at the direction of, the Purchaser the Purchase Amount for the applicable CEF Assets (measured at the end of the Collection Period during which such breach is discovered) [, and, in the case the applicable CEF Assets are SUBI Receivables or the related Equipment, the SUBI Seller shall cause the Titling Trust to reallocate those applicable CEF Assets from the Series 201[●]-[●] SUBI to the UTI]. Upon such payment, all rights, title and interest of the Purchaser in and to such CEF Assets will be deemed to be automatically released without the necessity of any further action by the Purchaser, the applicable Seller or any other party and such CEF Assets will become the property of such Seller.

(c)          Each party’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such party may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

Section 6.3           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each Seller and the Purchaser and their respective successors and permitted assigns, except as otherwise provided herein. No Seller may assign, transfer,

12	Receivables Sale Agreement

hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the Purchaser. Any such purported assignment, transfer, hypothecation or other conveyance by any Seller without the prior express written consent of the Purchaser shall be void. Each Seller acknowledges that under the Purchase and Sale Agreement the Purchaser will assign its rights granted hereunder to the Issuer, and upon such assignment, the Issuer shall have, to the extent of such assignment, all rights of the Purchaser hereunder and the Issuer may in turn transfer such rights. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each of the Sellers and the Purchaser with respect to the transactions contemplated hereby and no Person shall be a third-party beneficiary of any of the terms and provisions of this Agreement.

Section 6.4           Termination; Survival of Obligations. (a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of (i) the Class C Maturity Date or (ii) the Redemption Date.

(b)          Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by the Purchaser under this Agreement shall in any way affect or impair the obligations, duties and liabilities of any Seller or the rights of the Purchaser relating to any unpaid portion of any and all recourse and indemnity obligations of such Seller to the Purchaser, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Class C Maturity Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon any Seller, and all rights of the Purchaser hereunder shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the earlier of (i) the Class C Maturity Date or (ii) the Redemption Date; provided, that the rights and remedies pursuant to Section 6.2(b), the indemnification and payment provisions of Article V, and the provisions of Sections [4.3][4.4](c), 6.3, 6.4(b), 6.12 and 6.15 shall be continuing and shall survive any termination of this Agreement.

Section 6.5           Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 6.6.

Section 6.6           Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure therefrom by any party hereto, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto and their respective permitted successors and assigns. No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.

Section 6.7           GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF

13	Receivables Sale Agreement

CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATION LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)          EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE PURCHASER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE CEF ASSETS OR ANY SECURITY FOR THE OBLIGATIONS OF ANY SELLER ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE PURCHASER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 6.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES

14	Receivables Sale Agreement

DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.8           Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 6.9           Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 6.10         Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 6.11         No Setoff. No Seller’s obligations under this Agreement shall be affected by any right of setoff, counterclaim, recoupment, defense or other right such Seller might have against the Purchaser, all of which rights are hereby expressly waived by such Seller.

Section 6.12         Confidentiality. Notwithstanding anything herein to the contrary, there is no restriction (express or implied) on any disclosure or dissemination of the structure or tax aspects of the transaction contemplated by the Related Documents. Furthermore, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea contemplated hereby or to any element of the transaction structure contemplated hereby.

Section 6.13         Further Assurances. (a) Each Seller shall, at its sole cost and expense, upon request of the Purchaser, promptly and duly authorize, execute and/or deliver, as applicable, any and all further instruments and documents and take such further actions that may be necessary or desirable or that the Purchaser may request to carry out more effectively the provisions and purposes of this Agreement or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including authorizing the filing of any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder. Each Seller hereby authorizes the Purchaser to file any such financing or continuation statements without the signature of such Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the CEF Assets or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any of the CEF Assets is or shall become evidenced by any instrument, such instrument, other

15	Receivables Sale Agreement

than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to the Purchaser immediately upon the applicable Seller’s receipt thereof and promptly delivered to or at the direction of the Purchaser.

(b)          If any Seller fails to perform any agreement or obligation under this Section 6.13, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Purchaser incurred in connection therewith shall be payable by such Seller upon demand of the Purchaser.

Section 6.14         Accounting Changes. If any Accounting Changes occur and such changes result in a change in the standards or terms used herein, then the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties hereto agree upon the required amendments to this Agreement, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained herein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all standards and terms used herein shall be prepared, delivered and used without regard to the underlying Accounting Change.

Section 6.15         Limitation on Payments. Notwithstanding any provision contained herein to the contrary, if the Purchaser has not received funds which may be used to make payments hereunder as contemplated by the Related Documents, the Purchaser shall not be obligated to make any payments hereunder and any amounts which the Purchaser does not so pay hereunder shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or limited liability company obligation of the Purchaser for, any such amounts not paid, in each case, unless and until the Purchaser has received funds to make such payments as contemplated by the Related Documents.

[signatures follow]

16	Receivables Sale Agreement

IN WITNESS WHEREOF, the parties have caused this RECEIVABLES SALE AGREEMENT to be executed by their respective duly authorized representatives, as of the date first above written.

CEF EQUIPMENT HOLDING, L.L.C.

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as a Seller

By:
Name:
Title:

[●],
as a Seller

By:
Name:
Title:

[●],
as a Seller

By:
Name:
Title:

[●],
as a Seller

By:
Name:
Title:

S-1	Receivables Sale Agreement

[●],
as a Seller

By:
Name:
Title:

S-2	Receivables Sale Agreement

Schedule 4.1(b)

UCC INFORMATION

General Electric Capital Corporation

True Legal Name:	General Electric Capital Corporation

Jurisdiction of Organization:	Delaware

Executive Offices/Principal Place of Business:	201 Merritt 7 Norwalk, Connecticut 06851

Collateral Locations:	[Danbury, Connecticut El Paso, Texas Billings, Montana Mexico]

Trade Names:	GE Capital

FEIN:	13-1500700

Organizational Identification Number:	3174543

[Name of Originator]

True Legal Name:	[●]

Jurisdiction of Organization:	[●]

Executive Offices/Principal Place of Business:	[●]

Collateral Locations:	[●]

Trade Names:	[●]

FEIN:	[●]

Organizational Identification Number:	[●]

Sch. 4.1(b)-1	Receivables Sale Agreement

[Name of Originator]

True Legal Name:	[●]

Jurisdiction of Organization:	[●]

Executive Offices/Principal Place of Business:	[●]

Collateral Locations:	[●]

Trade Names:	[●]

FEIN:	[●]

Organizational Identification Number:	[●]

Sch. 4.1(b)-2	Receivables Sale Agreement

[Name of Originator]

True Legal Name:	[●]

Jurisdiction of Organization:	[●]

Executive Offices/Principal Place of Business:	[●]

Collateral Locations:	[●]

Trade Names:	[●]

FEIN:	[●]

Organizational Identification Number:	[●]

[GE Capital Title Holding Corp.

True Legal Name:	[GE Capital Title Holding Corp.

Jurisdiction of Organization:	Delaware

Executive Offices/Principal Place of Business:	[300 E. John W. Carpenter Freeway Suite 510 Irving, Texas 75062]

Collateral Locations:	[●]

Trade Names:	[●]

FEIN:	[●]

Organizational Identification Number:	[●]]

Sch. 4.1(b)-3	Receivables Sale Agreement

Schedule I

Schedule of GECC [Loans] [Receivables]

[On file with Mayer Brown LLP]

Sch. I-1	Receivables Sale Agreement

Schedule II

Schedule of [●] [Loans] [Receivables]

[On file with Mayer Brown LLP]

Sch. II-1	Receivables Sale Agreement

Schedule III

Schedule of [●] [Loans] [Receivables]

[On file with Mayer Brown LLP]

Sch. III-1	Receivables Sale Agreement

Schedule IV

Schedule of [●] [Loans] [Receivables]

[On file with Mayer Brown LLP]

Sch. IV-1	Receivables Sale Agreement

Exhibit 4.3(f)

SEPARATE IDENTITY PROVISIONS

The Purchaser and each of the Sellers have and will continue (in each case, to the extent within its control) to maintain the Purchaser’s separate existence and identity and have and will continue to take all steps necessary to make it apparent to third parties that the Purchaser is an entity with assets and liabilities distinct from those of each Seller or any other Subsidiary or Affiliate of any Seller[, including the Titling Trust]. In addition to the foregoing, such steps and indicia of the Purchaser’s separate identity include the following:

(a)          The Purchaser does and will maintain its own stationery and other business forms separate from those of any other Person (including any of the Sellers), and will conduct business in its own name except that certain Persons may act on behalf of the Purchaser as agents;

(b)          The Purchaser maintains and will maintain separate office space of its own as part of its operations, although such space is in a building shared with GE Capital. The corporate records, the other books and records, and the other assets of the Purchaser are and will be segregated from the respective property of each of the Sellers;

(c)          Each of the Sellers and the Purchaser will take certain actions to disclose publicly the Purchaser’s separate existence and the transactions contemplated hereby, including through the filing of the UCC Financing Statements. None of the Sellers or the Purchaser has concealed or will conceal from any interested party any transfers contemplated by the Related Documents;

(d)          The Purchaser will not have its own employees, and, as indicated, the Purchaser’s business relating to the CEF Assets may be conducted through agents. However, any allocations of direct, indirect or overhead expenses for items shared between the Purchaser, GE Capital, [●], [●] [or] [,] [●] [or GE Capital Title Holding Corp.] that are not included as part of the Servicing Fee are and will be made among such entities to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;

(e)          Except as provided in paragraph (d) above regarding the allocation of certain shared overhead items, the Purchaser does and will pay its own operating expenses and liabilities from its own funds, except GE Capital did and will pay all expenses of the Purchaser incurred in connection with the transactions entered into pursuant to the Related Documents, including those related to the Purchaser’s organization;

(f)          Each of the Sellers and the Purchaser does and will maintain its assets and liabilities in such a manner that it is not costly or difficult to segregate, ascertain or otherwise identify the Purchaser’s individual assets and liabilities from those of any Seller or from those of any other Person or entity, including any other Subsidiary or Affiliate of any Seller[, including the Titling Trust]. Except as set forth below, the Purchaser does and will maintain its own books of account and corporate records separate from each of the Sellers or any Subsidiary or Affiliate of any of the Sellers[, including the Titling Trust]. Monetary transactions, including those with each other, are and will continue to be properly reflected in their respective financial records. The Purchaser does not and will not commingle or pool its funds or other assets or liabilities with

Exh. 4.3(f)-i	Receivables Sale Agreement

those of any Seller or any Subsidiary or Affiliate of any Seller except as specifically provided in the Related Documents with respect to the temporary commingling of Collections and with respect to, if applicable, any such Person’s retention, in its capacity as agent or custodian for the Purchaser, of the books and records pertaining to the CEF Assets. However, any such agent or custodian will not generally make the books and records relating to the CEF Assets available to any of any such Person’s creditors or other interested persons of the Purchaser or any Seller. The Purchaser does not and will not maintain joint bank accounts or other depository accounts to which any Seller or any Subsidiary or Affiliate of any Seller[, including the Titling Trust] (other than in its capacity as agent for the Purchaser, if applicable) has independent access;

(g)          The Purchaser will strictly observe corporate or limited liability company formalities, and each of the Sellers will strictly observe corporate formalities with respect to its dealings with the Purchaser. Specifically, no transfer of assets between any of the Sellers, on the one hand, and the Purchaser, on the other, will be made without adherence to corporate formalities;

(h)          The transactions among the Purchaser and the Sellers, including, in the case of GE Capital, the terms governing any servicer advances and the amount and payment of the servicing fee, are on terms and conditions that are consistent with those of arm’s-length relationships. None of the Sellers is or will be, or holds or will hold itself out to be, responsible for the debts of the Purchaser, except as provided in the representations and warranties made by any Seller (including, if applicable, as a servicer or a sub-servicer) to the Purchaser relating to the CEF Assets and their prior ownership and servicing thereof. The Purchaser will not guaranty the debts of any Seller;

(i)          All distributions made by the Purchaser to GE Capital as its sole member shall be in accordance with applicable law;

(j)          Any other transactions between the Purchaser and any Seller permitted by (although not expressly provided for in) the Related Documents have been and will be fair and equitable to each of the parties, have been and will be the type of transaction that would be entered into by a prudent Person or entity, and have been and will be on terms that are at least as favorable as may be obtained from a third party Person;

(k)          The Purchaser is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the assets of any Seller [or the Titling Trust]; and

(l)          On balance, the Purchaser has been and will be held out to the public as a separate entity apart from each Seller [and the Titling Trust].

* * * * * *

Exh. [4.3](f)-ii	Receivables Sale Agreement

ANNEX A

to

RECEIVABLES SALE AGREEMENT

dated as of

[●] [●], 201[●]

Annex A to Receivables Sale Agreement

DEFINITIONS AND INTERPRETATION

SECTION 1.          Definitions and Conventions. Capitalized terms used in the Sale Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Accounting Changes” means, with respect to any Person, an adoption of GAAP different from such principles previously used for reporting purposes by such Person as defined in the Accounting Principles Board Opinion Number 20.

[“Administration Agreement” means the Administration Agreement, dated as of [●] [●], 201[●], between the Administrator and the Issuer.]

“Administrator” means GE Capital, in its capacity as Administrator under the [Issuer] Administration Agreement [or the Titling Trust Administration Agreement (solely to the extent it pertains to the Series 201[●]-[●] SUBI), as applicable], or any other Person designated as a successor administrator.

“Adverse Claim” means any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Purchase and Sale Agreement, any Lien created under the Indenture or any Permitted Encumbrances.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by, or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

[“Annual Percentage Rate” or “APR” of a Loan means, the interest rate or annual rate of finance charges stated in or, if not explicitly stated, the implicit finance charges used by the Servicer to determine periodic payments with respect to the related Loan.]

“Appendices” means, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. as amended from time to time.

[“Book Residual Value” means, for the Equipment related to a Receivable arising out of a Lease that is not a Defaulted Receivable, the expected future value of that Equipment at the end of the related Lease term, as determined at the time of origination by the applicable Seller [or, in the case that Equipment is included in the Series 201[●]-[●] SUBI, the Titling Trust], in accordance with such Seller’s [or, the Titling Trust’s, as applicable,] typical practices and policies.]

Annex A to Receivables Sale Agreement

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

“CEF Assets” is defined in Section 2.1[(a)][(b)] of the Sale Agreement.

[“CEF Cash Purchase Price” means, with respect to the sale of CEF Assets sold and transferred by any Seller on the Closing Date, the sale price therefor determined by the applicable Seller and the Purchaser pursuant to Section 2.3(a) of the Sale Agreement to be paid in cash.]

“CEF Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Purchaser dated as of September 25, 2003, as the same may be amended and supplemented from time to time.

[“CEF Purchase Price” means, with respect to the sale of CEF Assets sold and transferred by any Seller on the Closing Date, the portion of the sale price therefor determined by the applicable Seller and the Purchaser pursuant to Section 2.3(a) of the Sale Agreement and payable pursuant to Section 2.3(b) of the Sale Agreement.]

[“CEF SUBI Assets” is defined in Section 2.1(b) of the Sale Agreement.]

“Closing Date” means [●] [●], 201[●].

[“Code Collateral” means any property a security interest in which may be perfected by filing a financing statement under the applicable UCC.]

“Collection Period” means, for any Seller and with respect to any Payment Date, such Seller’s fiscal month preceding the month in which the Payment Date occurs (or, if for the first Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the fiscal month preceding the fiscal month in which the first Payment Date occurs).

“Collections” means, for any CEF Asset the sum (without duplication) of (A) all amounts, whether in the form of cash, checks, drafts, or other instruments, received during the related Collection Period in payment or prepayment of, or applied to, any amount owed by an Obligor on account of such CEF Asset [or, in the case of any CEF SUBI Asset, to the account of any asset included in the Series 201[●]-[●] SUBI, in each case,] during the related Collection Period, including all amounts received on account of such CEF Asset [or any asset included in the Series 201[●]-[●] SUBI] (including interest) and all other fees and charges (other than amounts attributable to maintenance, taxes and similar charges)[, (B) all proceeds from the sale, re-lease, continued use, or other disposition of such CEF Assets, the related Equipment [and] [,] the Related Security [and all or a portion of the Series 201[●]-[●] SUBI] (other than the sale to Purchaser under the Sale Agreement and the sale to Issuer under the Purchase and Sale Agreement or any proceeds due to any Obligor pursuant to a terminal rent adjustment clause in the related Lease),] and [(B)] [(C)] any Recoveries received during the related Collection Period.

A-2	Annex A to Receivables Sale Agreement

“Consumer Contract” means a contract entered into by an Obligor in connection with a transaction in which the Obligor incurs the related indebtedness primarily for personal, family, or household purposes.

“Contract” means any arrangement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any [Loan] [Receivable].

“Credit and Collection Policies” or “Credit and Collection Policy” means the policies, practices and procedures adopted by the Issuer on the Closing Date, including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to Obligors, or relating to the maintenance of such types of [loans] [receivables and the related equipment] and collections on such types of [loans] [receivables and the related equipment].

“Cut-off Date” means [●] [●], 201[●].

“Defaulted [Loan] [Receivable]” means a [Loan] [Receivable], which has not been repurchased pursuant to Section 7.2 of the Purchase and Sale Agreement and with respect to which (i) the Servicer on behalf of the Issuer [or, if that Receivable is a SUBI Receivable, the Titling Trust] has repossessed the Equipment related to such Receivable or (ii) all or any portion of the Loan Value [or the Lease Value, as applicable,] is deemed uncollectible in accordance with the Credit and Collection Policy.

“Dollars” or “$” means lawful currency of the United States of America.

“Eligible [Loan] [Receivable]” means as to each [Loan] [Receivable] as of the Cut-off Date:

(i) Characteristics of [Loans] [Receivables]. Each [Loan] [Receivable]: (A) was either originated in the United States of America by GE Capital, [●], [●] [or] [,] [●] [or the Titling Trust], as applicable, in connection with the financing or lease of Equipment in the ordinary course of business of GE Capital, [●], [●] [or] [,] [●] [or the Titling Trust], as applicable, or acquired by GE Capital, [●], [●] or [●], as applicable, in the ordinary course of its business, and, in each case, was fully and properly executed by the parties thereto, (B) has created a valid, subsisting and enforceable first priority security interest (except to the extent the Equipment secures any [loan] [receivable] that is cross-collateralized with such [Loan] [Receivable]) in the Equipment in favor of GE Capital, [●], [●] [or] [,] [●] [or the Titling Trust], as applicable, that, as of the Closing Date, has been assigned by GE Capital, [●], [●] [or] [,] [●] [or GE Capital Title Holding Corp.], as applicable, to Purchaser, and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security.

(ii) Schedules of [Loans] [Receivables]. The information set forth on Schedule I, Schedule II , Schedule III and Schedule IV of the Sale Agreement [and the information set forth on Annex A to the Series 201[●]-[●] Supplement] is true and correct in all material respects as of the opening of business on the Cut-off Date and no selection procedures believed by the applicable Seller to be adverse to the interests of the Purchaser were utilized in selecting the CEF Assets. The computer tape regarding the

A-3	Annex A to Receivables Sale Agreement

CEF Assets made available to Purchaser and its assigns is true and correct in all material respects.

(iii) Compliance with Law. Each [Loan] [Receivable] and the sale or lease of the related Equipment complied in all material respects at the time it was originated or made and at the execution of this Agreement with all requirements of applicable federal, state and local laws and regulations thereunder.

(iv) Binding Obligation. Each [Loan] [Receivable] represents the genuine, legal, valid and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms.

(v) No Government Obligor. None of the [Loans] [Receivables] is due from the United States of America or any State or from any agency, department or instrumentality of the United States of America or any State.

(vi) Security Interest in the Equipment. Immediately prior to the sale, assignment and transfer thereof, each [Loan] [Receivable] shall be secured by a validly perfected first priority security interest (as defined in Section 1-201(37) of the UCC) in the Equipment (except to the extent the Equipment secures any [loan] [receivable] that is cross-collateralized with such [Loan] [Receivable]) in favor of the applicable Seller [or, in the case the Equipment is included in the Series 201[●]-[●] SUBI, the Titling Trust Collateral Agent] as secured party or all necessary and appropriate actions have been commenced that would result in the valid perfection of a first priority security interest in the Equipment in favor of such Seller [or the Titling Trust Collateral Agent, as applicable] as secured party.

(vii) [Loans] [Receivables] in Force. No [Loan] [Receivable], as of the Cut-off Date, has been satisfied, subordinated or rescinded, nor has any Equipment been released from the Lien granted to secure the related [Loan] [Receivable] in whole or in part.

(viii) No Amendment or Waiver. No provision of a [Loan] [Receivable], as of the Cut-off Date, has been waived, altered or modified in any respect, except pursuant to a document, instrument or writing included in the [Loan] [Receivable] Files and no such amendment, waiver, alteration or modification causes such [Loan] [Receivable] not to be an Eligible [Loan] [Receivable].

(ix) No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened or exists with respect to any [Loan] [Receivable].

(x) Lawful Assignment. As of the Cut-off Date, no [Loan] [Receivable] has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such [Loan] [Receivable] [or any interest therein], including under the Purchase and Sale Agreement, would be unlawful.

(xi) All Filings Made. All UCC filings necessary in any jurisdiction to give Purchaser a first priority perfected ownership interest in any CEF Asset that is Code

A-4	Annex A to Receivables Sale Agreement

Collateral have been made (except to the extent the Equipment secures any receivable that is cross-collateralized with such CEF Asset).

(xii) One Original. There is only one original executed copy of each Contract.

(xiii) Insurance. The Obligor on each [Loan] [Receivable] is required to maintain physical damage insurance covering the Equipment in accordance with GE Capital’s normal requirements.

(xiv) No Bankruptcies. No Obligor on any [Loan] [Receivable] as of the Cut-off Date was noted in the related [Loan] [Receivable] File as being the subject of a bankruptcy proceeding.

(xv) No Repossessions. None of the Equipment securing, or related to, any [Loan] [Receivable] is in repossession status.

(xvi) Instrument or Chattel Paper. Each [Loan] [Receivable] constitutes an “instrument” or “chattel paper” as defined in the UCC of each State the law of which governs the perfection of the interest granted in it and/or the priority of such perfected interest.

(xvii) U.S. Obligors. None of the [Loans] [Receivables] is denominated and payable in any currency other than United States Dollars or is due from any Person that does not have a mailing address in the United States of America.

(xviii) No Delinquent [Loan] [Receivable]. None of the [Loans] [Receivables] is more than thirty (30) days past due.

(xix) No Consumer Contract. None of the [Loans] [Receivables] constitutes a Consumer Contract.

(xx) Finance Lease. With respect to each [Receivable] that is in form of a finance lease, rather than a true lease or a secured loan, the terms of such [Receivable] provide that it is non-cancelable and that, by the end of the lease term, the lessee may elect to purchase the related Equipment upon the exercise of a nominal purchase option that satisfies Section 1-201(37)(a)(iv) of the UCC.

“Equipment” means any [transportation equipment, industrial equipment, construction equipment, printing presses, maritime assets, furniture and fixtures, technology and telecommunications equipment] or other equipment, together with all accessions thereto securing an Obligor’s indebtedness under such Obligor’s Loan [or that is a subject to a Lease].

“Event of Default” is defined in Section 5.1 of the Indenture.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Maturity Date” means the Payment Date in [●] 20[●].

A-5	Annex A to Receivables Sale Agreement

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date, modified by Accounting Changes as GAAP is further defined in Section 2(a) of this Annex A.

“GE Capital” is defined in the preamble of the Sale Agreement.

“Governmental Authority” means any nation or government, any state, county, city, town, district, board, bureau, office, commission, any other municipality or other political subdivision thereof (including any educational facility, utility or other Person operated thereby), and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Amounts” means, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indenture” means the Indenture, dated [●] [●], 201[●], between the Issuer and the Indenture Trustee, as the same may be amended and supplemented from time to time.

“Indenture Trustee” means [●], not in its individual capacity but solely as Indenture Trustee under the Indenture, or any successor Indenture Trustee under the Indenture.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of [●] [●], 201[●], among the Issuer, GE Capital, [●], [●] [and] [,] [●] [, GE Capital Title Holding Corp. and the Titling Trust] , as may be amended or supplemented from time to time.

“Investment Company Act” means the provisions of the Investment Company Act of 1940, 15 U.S.C. §§ 80a et seq., and any regulations promulgated thereunder.

“Issuer” means GE Equipment Midticket LLC, Series 201[●]-[●], a Delaware limited liability company, until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act of 1939, each other obligor on the Notes.

[“Issuer Administration Agreement” means the Administration Agreement, dated as of [●] [●], 201[●], by and between the Administrator and the Issuer.]

“Issuer Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Issuer, dated as of [●] [●], 201[●], among the Managing Member and the Issuer, as the same may be amended or supplemented from time to time.

[“Issuer Servicing Agreement” means the Servicing Agreement dated as of [●] [●], 201[●], by and among the Issuer, the Servicer and the Titling Trust, as the same may be amended or supplemented from time to time.]

A-6	Annex A to Receivables Sale Agreement

[“Issuer Servicing Fee” means the Servicing Fee payable to the Servicer under the Issuer Servicing Agreement.]

[“Lease” means any lease included in the Schedule of Receivables [or in Annex A to the 201[●]-[●] Supplement] and any agreement pursuant to, or under which, Equipment owned [or, in the case the Lease is a SUBI Receivable, beneficially owned] by the Issuer is leased by an Obligor pursuant to a true lease.]

[“Lease Value” means, for any Lease that is not a Defaulted Receivable on any day (including the Cut-off Date), the sum of (i) the future Scheduled Payments discounted monthly at the individual rate of return of such Lease as determined by the applicable Seller, plus (ii) any past due Scheduled Payments reflected on the Servicer’s records, plus (iii) the present value of the Book Residual Value, discounted monthly at the implicit rate of return of the individual related Lease, as determined by the applicable Seller [or, in the case of the SUBI Seller, the Titling Trust]. Defaulted Receivables that are Leases shall be deemed to have a Lease Value equal to the outstanding Lease Value at the time it became a Defaulted Receivable less the amount written-off as uncollectible in accordance with the Credit and Collection Policy.]

“Lien” means a security interest (as such term is defined in Section 1-201 of Article 1 of the UCC), lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics’ liens and any liens that attach to the related [Loan] [Receivable] by operation of law as a result of any act or omission by the related Obligor.

“Litigation” means, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

[“Loan” means any loan included in Schedules of Receivables and any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any loan or a finance lease owned by the Issuer.]

“[Loan] [Receivable] Files” is defined in Section 2.1 of the Sale Agreement.

[“Loan Value” means for any Loan that is not a Defaulted [Loan] [Receivable] on any day (including the Cut-off Date) (A) with respect to Precomputed Loans, (i) the present value of the future Scheduled Payments discounted monthly at its APR plus (ii)  any past due Scheduled Payments reflected on the Servicer’s records (iii) the unamortized amounts of any purchase premiums minus (iv) the unamortized amounts of any purchase discounts and (B) with respect to Simple Interest Loans, (i) the balance reflected on the Servicer’s records plus (ii) the unamortized amounts of any purchase premiums minus (iii) the unamortized amounts of any purchase discounts. Defaulted [Receivables that are] Loans shall be deemed to have a Loan Value equal to the outstanding Loan Value at the time it became a Defaulted [Loan] [Receivable] less the amount written off as uncollectible in accordance with the Credit and Collection Policy.]

“Managing Member” means CEF Equipment Holding, L.L.C., a Delaware limited liability company or any successor Managing Member under the Issuer Limited Liability Company Agreement.

A-7	Annex A to Receivables Sale Agreement

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of such Person, (b) the ability of such Person to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of such Person under any Related Document or (d) the [Loans] [Receivables], the Contracts therefor, any interest related thereto or the ownership interests or Liens of such Person thereon or the priority of such interests or Liens in each case which affects the [Loans] [Receivables], the Contracts therefor, any interest related thereto or the ownership interests or Liens of such Person thereon or the priority of such interests or Liens taken as a whole.

[“Non-SUBI Assets” is defined in Section 2.1(a) of the Sale Agreement.]

[“Non-SUBI Receivables” means all the Loans and any Leases not specified on Annex A to the Series 201[●]-[●] Supplement.]

“Notes” means the notes issued under the Indenture.

“Obligor” means, as to each [Loan] [Receivable], any Person who owes payments under a Loan [or a Lease].

[“Other SUBI” means any special unit of beneficial interest in the Titling Trust other than the Series 201[●]-[●] SUBI.]

“Payment Date” means, with respect to each Collection Period, the [●] day of the calendar month following the end of that Collection Period, or, if such day is not a Business Day, the next Business Day, commencing on [●] [●], 20[●].

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which a Seller or any Affiliate thereof is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of a Seller or any Affiliate thereof; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $[100,000] at any one time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which a Seller or any Affiliate thereof is a party; (h) any attachment or judgment Lien not constituting an Event of Default; (i) presently existing or hereinafter created Liens in favor of the Purchaser, the Issuer or the Indenture Trustee; and (j) presently existing or hereinafter created Liens on personal property or Equipment which are subordinate to or pari passu with the Liens in favor of the Purchaser, the Issuer or the Indenture Trustee.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited

A-8	Annex A to Receivables Sale Agreement

liability company, institution, public benefit corporation, joint stock company, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

[“Precomputed Loan” means any Loan under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and the portion allocable to principal are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial loans.]

“Purchase Amount” means, as of the close of business on the last day of a Collection Period [(a) with respect to any Loan], an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Defaulted [Loan] [Receivable], as of the day immediately prior to such Loan becoming a Defaulted [Loan] [Receivable]) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the APR for such Loan [and (b) with respect to any Lease and its related Equipment, an amount equal to the Lease Value of the applicable Lease and its related Equipment, as of the first day of the immediately following Collection Period (or, with respect to any applicable Lease that is a Defaulted Receivable, as of the day immediately prior to such Lease becoming a Defaulted Receivable) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the applicable discount rate for the related business unit originating such Lease].

“Purchase and Sale Agreement” means the Receivables Purchase and Sale Agreement, dated as of [●] [●], 20[●], by and between the Transferor and the Issuer as the same may be amended from time to time.

“Purchaser” is defined in the preamble to the Sale Agreement.

“Purchaser Indemnified Person” is defined in Section 5.1 of the Sale Agreement.

[“Receivable” means, with respect to any Loan or Lease, all indebtedness of the related Obligor (whether constituting an account, chattel paper, document instrument or general intangible) under that Loan or Lease.]

[“Receivable Seller” means GE Capital, [●], [●] and [●], each in its capacity as a seller under the Sale Agreement, and their respective successors and assigns]

“Records” means all notes, leases, security agreements and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any of the applicable Seller, [the Titling Trust,] the Servicer, any Sub-Servicer or the Issuer with respect to the [Loans] [Receivables], the Contracts, any other CEF Assets, and the Obligors thereunder.

“Recoveries” means, with respect to any [Liquidated Loan] [Receivable], monies collected in respect thereof, from whatever source (other than from the sale or other disposition of the Equipment), in any Collection Period [the Lease Value or the Loan Value of such Receivable, as applicable, became zero].

“Redemption Date” is defined in the Indenture.

A-9	Annex A to Receivables Sale Agreement

“Related Documents” means the Sale Agreement, the Purchase and Sale Agreement, the [Issuer] Servicing Agreement, the Intercreditor Agreement, the Issuer Limited Liability Company Agreement, the CEF Limited Liability Company Agreement, the [Issuer] Administration Agreement, the Indenture, [the Titling Trust Agreement (solely to the extent it pertains to the Series 201[●]-[●] SUBI), the Series 201[●]-[●] Supplement, the Titling Trust Servicing Agreement (solely to the extent it pertains to the Series 201[●]-[●] SUBI), the Titling Trust Administration Agreement (solely to the extent it pertains to the Series 201[●]-[●] SUBI), the Series 201[●]-[●] Collateral Agency Supplement], and all other agreements, instruments, and documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing. Any reference in the foregoing documents to a Related Document shall include all Annexes, Exhibits and Schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Related Security” means with respect to any [Loan] [Receivable]: (a) any interest (including security interests [or ownership interests]), if any, in the related Equipment [and, without limiting the foregoing, the related Residual]; (b) all guarantees, insurance [(including residual value insurance)] or other agreements or arrangements of any kind from time to time supporting or securing payment of such [Loan] [Receivable] whether pursuant to a Contract related to such [Loan] [Receivable] or otherwise (including rights (if any) to receive proceeds on insurance policies covering the Obligors); and (c) all Records relating to such [Loan] [Receivable].

[“Residual” means, with respect to any Lease, any right of the lessor or its assigns, as owner of the underlying Equipment, to realize value from the related Equipment after termination of the Lease, including the right of the owner of the Equipment to receive any proceeds from the sale, re-lease, continued use or other disposition of the Equipment after the termination of the Lease.]

“Sale Agreement” means the Receivables Sale Agreement, dated [●] [●], 201[●], among GE Capital, [●], [●], [●] [, GE Capital Title Holding Corp.] and the Purchaser, as the same may be amended or supplemented from time to time.

“Scheduled Payment” [(a)] [on a Loan means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the loan balance under (x) in the case of a Precomputed Loan, the actuarial method or (y) in the case of a Simple Interest Loan, the simple interest method, in each case, over the term of the Loan and to provide interest at the APR] [; provided] [and (b)] [on a Lease means any payment required to be made by the Obligor under that Lease, other than on account of Residuals. The principal component of a Scheduled Payment on a Lease means the full required amount of the Scheduled Payment, less an imputed yield component based on the discount rate used in determining the present value of scheduled payments payable under the Lease, as determined by the applicable Seller for such Lease; provided,] that[, in the case of (a) or (b),] Termination Values shall also constitute Scheduled Payments.

A-10	Annex A to Receivables Sale Agreement

“Schedules of [Loans] [Receivables]” means the schedules of [Loans] [Receivables] attached as Schedule I, Schedule II, Schedule III and Schedule IV to the Sale Agreement (which schedules may be in the form of microfiche floppy disk, CD-ROM or other electronic medium).

“Securities Act” means the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” means the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Seller” means GE Capital, [●], [●] [and] [,] [●] [and] [GE Capital Title Holding Corp.], each in its capacity as a seller under the Sale Agreement, and their respective successors and assigns.

[“Series 201[●]-[●] SUBI Certificate” means the certificate of beneficial ownership, representing beneficial ownership of the Titling Trust Assets comprising the Series 201[●]-[●] SUBI, issued pursuant to the Series 201[●]-[●] SUBI Supplement.]

[“Series 201[●]-[●] Collateral Agency Supplement” means the Series 201[●]-[●] Supplement to the Collateral Agency Agreement.]

[“Series 201[●]-[●] SUBI” means that special unit of beneficial interest of the Titling Trust created by the Series 201[●]-[●] Supplement to which Titling Trust Assets are allocated.]

[“Series 201[●]-[●] Supplement” means the Series 201[●]-[●] Supplement to the Titling Trust Agreement, dated [●] [●], 201[●].]

[“Series 20[●]-[●] SUBI Servicing Supplement” means Section 1.3 of the Issuer Servicing Agreement.]

“Servicer” means GE Capital in its capacity as Servicer under the [Issuer] Servicing Agreement [and the Titling Trust Servicing Agreement (solely to the extent it pertains to the Series 201[●]-[●] SUBI), as applicable], or any other Person designated as a Successor Servicer under such agreement.

[“Servicing Agreement” means the Servicing Agreement dated as of [●] [●], 201[●], by and between the Issuer and the Servicer, as the same may be amended or supplemented from time to time.]

“Servicing Fee” is defined in the Servicing Agreement.

“Simple Interest Loan” means any Loan under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the Annual Percentage Rate for such Loan on the unpaid principal balance and the remainder of such payment is allocable to principal.

A-11	Annex A to Receivables Sale Agreement

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, membership interests in a limited liability company, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

[“SUBI” means a special unit of beneficial interest in the Titling Trust.]

[“SUBI Equipment” means the Equipment related to the SUBI Receivables.]

[“SUBI Receivables” means the Leases specified on Annex A to the Series 201[●]-[●] Supplement.]

[“SUBI Seller” means GE Capital Title Holding Corp. in its capacity as a seller under the Sale Agreement, and its successors and assigns.]

“Sub-Servicer” means any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” means any written contract entered into between a Servicer and any Sub-Servicer pursuant to and in accordance with the [Issuer] Servicing Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Successor Servicer” is defined in Section 6.2 of the [Issuer] Servicing Agreement.

“Termination Value” means the “Termination Value” (if any) payable by the Obligor pursuant to the applicable [Loan] [Receivable].

A-12	Annex A to Receivables Sale Agreement

[“Titling Trust” means GE TF Trust, a Delaware statutory trust.]

[“Titling Trust Administration Agreement” means the Administration Agreement, dated as of February 10, 2010, by and between GE Title Agent, LLC, a Delaware limited liability company, as Collateral Agent and GE Capital, as Administrator.]

[“Titling Trust Agreement” means the Amended and Restated Trust Agreement, dated as of April 30, 2012, by and between GE Capital Title Holding Corp., a Delaware corporation, as Settlor and Initial Beneficiary and Wilmington Trust Company, a Delaware banking corporation, as UTI trustee, Administrative Trustee and Delaware trustee, as such may be amended or supplemented from time to time.]

[“Titling Trust Assets” means, at any time, all assets owned by the Titling Trust at such time.]

[“Titling Trust Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement, dated as of April 30, 2012, by and among the Titling Trust, GE Title Agent, LLC, a Delaware limited liability company, as Collateral Agent and GE Capital.]

[“Titling Trust Collateral Agent” means GE Title Agent, LLC, a Delaware limited liability company, as Collateral Agent under the Titling Trust Collateral Agency Agreement, or any other Person designated as a Collateral Agent under that agreement.]

[“Titling Trust Servicing Agreement” means the Amended and Restated Servicing Agreement, dated as of April 30, 2012, by and between GE Capital, as Servicer and the Titling Trust, and the Series 20[●]-[●] SUBI Servicing Supplement, as each may be amended, supplemented and otherwise modified from time to time.]

“Transfer Date” is defined in the Indenture.

“Transferor” means CEF Equipment Holding, L.L.C. a Delaware limited liability company, as seller under the Purchase and Sale Agreement.

“UCC” means, unless the context otherwise requires, the Uniform Commercial Code as in effect in the relevant jurisdiction, as amended from time to time.

[“UTI” means the undivided beneficial interest in all the assets of the Titling Trust that were not allocated to any SUBI.]

[“UTI Trustee” means Wilmington Trust Company, as UTI trustee under the Titling Trust Agreement.]

SECTION 2.          Other Interpretive Matters. All terms defined directly or by incorporation in the Sale Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Sale Agreement (including in this Annex A) and all related certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in such Agreement, and accounting terms partly defined in such Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; and unless

A-13	Annex A to Receivables Sale Agreement

otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with GE Capital’s fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

A-14	Annex A to Receivables Sale Agreement